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                                                                   EXHIBIT 10.32


                                     LEASE

                                    between

                            MINOS MANAGEMENT, INC.

                                 as Landlord,

                                      and

                               THERMA-WAVE, INC.

                                   as Tenant

                           dated as of May 31, 2000

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1.        Definitions and Basic Provisions.

1.1  Landlord:      Minos Management, Inc.

1.2  Landlord's Address

          For Notice:    Minos Management Company, Inc.
                              c/o Lend Lease Real Estate Inc.
                              3424 Peachtree Road NE
                              Suite 800
                              Atlanta, Georgia 30326
                              Attention: Mr. David H. Denney, Jr.,
                              Vice President
                              Telephone: (404) 848-2669
                              Facsimile: (404) 848-8911

         With a copy to: Orrick, Herrington & Sutcliffe, LLP
                              777 South Figueroa Street, Suite 3200
                              Los Angeles, California 90017
                              Attention: Linda S. Koffman, Esq.
                              Telephone: (213) 612-2272
                              Facsimile: (213) 612-2499

1.3  Tenant:   Therma-Wave, Inc.

1.4  Tenant's Address
         For Notice      1250 Reliance Way
                              Fremont, California 94538
                              Attention: Chief Financial Officer
                              Telephone: (510) 668-2200
                              Facsimile: (510) 226-6834

1.5  Premises: Approximately 28,310 rentable square feet within the freestanding, one story building (the "Building") consisting of approximately 64,640 rentable square feet located on that certain real property commonly known as 48500 Kato Road, Fremont, California and part of a two building complex consisting of an aggregate of 125,818 rentable square feet. The Premises is depicted on Exhibit A attached hereto. The Premises, the Building, the Common Areas and the land on which the same are located, along with all other buildings and improvements thereon, are herein collectively referred to as the "Property".

1.6  Term:     See Section 3.3 below.

1.7  Annual Base Rent    The Annual Base Rent for the first year of the Lease
                               Term shall be $424,650.00. Annual Base Rent shall be adjusted pursuant to Paragraph 4.3 below.

1.8  Extension Option:   One (1) five-year option to extend the Lease. The Base
                               Rent during the Option Term (as defined below) shall be the then prevailing Fair Market Rental Rate as determined pursuant to Paragraph 3.4.

1.9  Security Deposit:   $102,194.27 (Representing the last two (2) months of
                               Base Rent and net expenses which the parties estimate to be approximately $0.16 per square foot per month for the calendar year 2000).

1.10  Insuring Party:    Landlord is the "Insuring Party" unless otherwise
                               stated in this Lease.
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1.11  Agreed Use:        Research and development activities, product
                               development, engineering, sales, office, training, administrative, light manufacturing, and wholesale uses, all as permitted and in conformity with the municipal zoning requirements of the City of Fremont.

1.12  Broker:  Colliers International and CRESA Partners.

     The definitions and basic provisions set forth above (hereinafter, collectively, the "Basic Provisions") are incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Provisions shall mean the respective information set forth above in this Paragraph 1 and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Provisions and the provisions of the Lease, the former shall control.

2.   Premises.

     2.1 Letting. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating rental, is a calculation which the parties agree is reasonable and the rental based thereon is not subject to revision whether or not the actual size is more or less.

     2.2       Common Area.

               (a) The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Property that are provided and designated by Landlord from time to time for the general, non-exclusive use of Landlord, Tenant and of other tenants on the Property and their respective employees, suppliers, shippers, customers and invitees, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas.

               (b) Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Property. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord's designated agent, which consent may be removed at any time. In the event that any unauthorized storage shall occur when Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

               (c) Tenant's rights to the Common Areas shall not include any rights to the roof of the Building except to the extent necessary to maintain or repair all HVAC equipment and any other equipment installed by Tenant on the roof of the Building and the roof membrane. Tenant shall provide Landlord with reasonable prior notice before accessing the roof of the Building and shall allow Tenant to be accompanied by an authorized representative of Landlord. Tenant shall use reasonable efforts to ensure that Tenant is accompanied on the roof by an authorized representative of Landlord whenever reasonably possible taking into account Tenant's business operations from the Premises. If Tenant accesses the roof of the Building unaccompanied by an authorized representative of Landlord, Landlord shall not be liable for and Tenant hereby waives all claims against Landlord for damage to any property or injury, illness or death of any person in, upon, or about the roof of the Building arising at any time and from any cause whatsoever and Tenant shall indemnify, defend, and protect Landlord, its successors and assigns, and its officers, directors, shareholders, partners and employees and hold such parties harmless from any and all losses, costs, damages, expenses and liabilities (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from Tenant's access of the roof when not accompanied by Landlord, including, without limiting the generality of the foregoing: (a) the condition of the roof of the Building or any occurrence or happening on the roof of the Building (unless occasioned by an Event of

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Default by Landlord under this Lease or the gross negligence or willful act or omission of Landlord); or (b) any acts, omissions or negligence of Tenant or any person claiming by, through or under Tenant or Tenant's successors, assigns, heirs, trustees, beneficiaries, directors, officers, shareholders, employees, agents, and partners in, on or about the roof of the Building either prior to, during, or after the expiration of the Lease Term. The provisions of this
Section 2.2(c) shall survive the expiration or sooner termination of this Lease. Nothing contained in this Section 2.2(c) shall constitute a waiver of claims by Tenant or require Tenant to indemnify, defend, protect or hold harmless Landlord with respect to any losses, costs, damages, expenses and liabilities to the extent arising from Landlord's gross negligence, willful misconduct or an Event of Default by Landlord under this Lease.

          (d) Landlord shall have the right, in Landlord's sole discretion, from time to time, (i) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (ii) to close temporarily any of the Common Areas for maintenance purposes, so long as reasonable access to the Premises remains available, (iii) to designate other land outside the boundaries of the Property to be a part of the Common Areas,
(iv) to add additional buildings and improvements to the Common Areas, (v) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Property, or any portion thereof, and (vi) to do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Property as Landlord may, in the exercise of sound business judgment deem to be appropriate to the extent such changes do not (1) reduce the number of parking spaces to less than 3.75 stalls per 1,000 rentable square feet of the Premises, (2) result in the parking spaces being materially less accessible than the location of the parking spaces as of the date of this Lease or (3) otherwise have a material adverse effect on Tenant's access to the Premises.

     2.3  Condition of Premises.

          (a) Landlord warrants to Tenant that the existing plumbing, fire sprinkler system, air conditioning, heating and ventilation ("HVAC"), roof and roll up doors on the Premises shall be in good operating condition on the Commencement Date. If a non-compliance with said warranty exists as of the Commencement Date, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth with reasonable specificity the nature and extent of such non-compliance, rectify same at Landlord's expense. If Tenant does not give Landlord written notice of a non-compliance with this warranty within thirty (30) days after the Commencement Date, unless otherwise set forth herein, correction of that non-compliance shall be the obligation of Tenant at Tenant's sole cost and expense.

          (b) Except as set forth in Paragraph 2.3(a) above, (i) Tenant has satisfied itself with respect to the condition of the Premises (including, but not limited to, the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements (as defined in Paragraph 5.3)), and their suitability for Tenant's intended use, (ii) Tenant has made such investigations as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, (iii) neither Landlord, Landlord's agents, nor any broker has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease, and (iv) Tenant is leasing the Premises hereunder from Landlord in its "As-Is" condition and Landlord shall have no obligation hereunder to make, install, remodel or alter any tenant improvements for the benefit of Tenant to enter into this Lease or otherwise to make or perform any repairs, renewals or replacements to the Premises as an inducement to Tenant to enter into this Lease or as a condition precedent to the effectiveness of this Lease.

3.   Term.

     3.1 Commencement Date. The Term of this Lease shall commence on the earliest of: (a) June 1, 2000; (b) thirty (30) days ("Construction Period") following the date of mutual execution of this Lease; or (c) the date that Tenant, or any person occupying any of the Premises with Tenant's permission, commences business operations from the Premises ("Commencement Date"). The Construction Period shall be extended one (1) day for each day Tenant shall actually be delayed in the construction of the Tenant Improvements due to Landlord Delays. The terms "Tenant Improvements" and "Landlord Delays" are defined in the Tenant Work Letter attached hereto as Exhibit B and made a part hereof.

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     3.2  Notice of Commencement Date. Landlord may send Tenant notice of the occurrence of the Commencement Date in the form of the attached Exhibit C, which notice Tenant shall acknowledge by executing a copy of the notice and returning it to Landlord If Tenant fails to sign and return the notice to Landlord within ten (10) days of receipt of the notice from Landlord, the notice as sent by Landlord shall be deemed to have correctly set forth the Commencement Date. Failure of Landlord to send such notice shall have no effect on the Commencement Date

     3.3 Term of Lease. Subject to extension pursuant to Paragraph 3.4 below, the initial term of this Lease shall be ninety-six (96) months, commencing on the Commencement Date and ending at midnight on the eighth (8th) anniversary of the Commencement Date. As used herein, the term "Term" shall also include the period of any Option Term (as defined in Paragraph 3.4(a) below).

     3.4  Option to Extend.

          (a) Subject to the provisions of this Paragraph 3.4, the originally named Tenant herein (the "Original Tenant") shall have the one (1) option to extend the Lease Term for one (1) additional term of five (5) years (the "Option Term"), by delivering written notice to Landlord ("Tenant's Option Notice") not more than two hundred seventy (270) days and not less than one hundred eighty
(180) days prior to the expiration of the initial Lease Term, stating that Tenant is exercising its option to extend the Lease Term. If Tenant exercises such right in accordance with this Paragraph 3.4, the term of this Lease shall be extended for five (5) years commencing on the eighth (8th) anniversary of the Commencement Date and, unless sooner terminated as provided in this Lease, ending five (5) years thereafter. The Lease shall be extended subject to the agreements, covenants, conditions, and provisions set forth in this Lease, except that Tenant shall have no further option to extend the term of this Lease and the Base Rent payable by Tenant for the first year of the Option Term shall be equal to the then prevailing Fair Market Rental Rate of the Premises as determined in Paragraph 3.4(b) below and as thereafter increased pursuant to Paragraph 4.3 below. If Tenant fails to exercise such right in accordance with this Paragraph 3.4, such right shall terminate. The option shall be exercisable by Tenant provided that as of the date of delivery of such notice, Tenant is not in default under this Lease and Tenant has not previously been in default under this Lease more than once (unless any such default has been timely cured to Landlord's reasonable satisfaction). The rights contained in this Paragraph 3.4 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, subtenant or other transferee of Tenant's interest in this Lease) if the Original Tenant occupies the entire Premises, provided that the option may be exercised by any corporation or other entity into which Tenant merges or consolidates, or which merges or consolidates with Tenant, or which acquires substantially all of the capital stock or assets of Tenant, or which otherwise controls, is under common control with, or is controlled by, Tenant.

          (b) Landlord shall determine the Fair Market Rental Rate by using its good faith judgment. Landlord shall provide written notice of such amount within fifteen (15) days (but in no event later than twenty (20) days) after receipt of Tenant's Option Notice. Tenant shall have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the new rental within which to accept such rental or to reasonably object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date"), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections
(i) through (v) below. Failure of Tenant to so elect in writing within Tenant's Review Period shall conclusively be deemed its disapproval of the Fair Market Rental Rate determined by Landlord.

          In the event that Landlord fails to timely generate the initial written notice of Landlord's opinion of the Fair Market Rental Rate which triggers the negotiation period of this Paragraph 3.4(b), then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have fifteen (15) days ("Landlord's Review Period") after receipt of Tenant's notice of the new rental within which to accept such rental. In the event Landlord fails to accept in writing such rental proposed by Tenant, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen
(15) days following Landlord's Review Period (which shall be, in such event, the "Outside Agreement Date" in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to Fair

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Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below.

               (i) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other's presence. If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate lawyer or broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker or lawyer as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate for the Premises is the closer to the actual Fair Market Rental Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Paragraph 3.4. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Fair Market Rental Rate ("FMRR Data") and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

               (ii) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Fair Market Rental Rate, and shall notify Landlord and Tenant of such determination.

               (iii) The decision of the arbitrator shall be binding upon Landlord and Tenant, except as provided below.

               (iv) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

               (v) The cost of arbitration shall be paid by Landlord and Tenant equally.

          (c) The term "Fair Market Rental Rate" shall mean the annual amount per rentable square foot for comparable facilities with similar interiors in comparable locations within the "Sutter Hill Business Park" in Fremont California. In no event shall the base rent during the Option Term be less than the base rent applicable to the Premises for the immediately preceding twelve
(12) month period.

          (d) Immediately after the Fair Market Rental Rate for the Option Term is determined as set forth above, Landlord and Tenant shall execute an amendment to this Lease stating the new Base Rent in effect.

4.   Rent and Security Deposit.

     4.1 Rent Defined. All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be rent ("Rent").

     4.2 Payment. Tenant shall cause payment of Base Rent to be received by Landlord at the address set forth in Paragraph 1.2 of the Basic Provisions, in lawful money of the United States, without offset or deduction, on or before the first (1st) day of each calendar month during the Term. Base Rent for any period during the Term which is for less than one (1) full calendar month shall be prorated based upon the actual number of days in said month. The first such payment of Base Rent plus the Security Deposit shall be due to Landlord upon execution of this Lease. Payment of Base Rent shall be made to Landlord at its address stated herein or to such other persons or place as Landlord may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Landlord's rights to the balance of such Base Rent, regardless of Landlord's endorsement of any check so stating.

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     4.3  Adjustment to Base Rent. The parties agree that annual Base Rent shall be increased by four percent (4%) of the annual Base Rent on each anniversary of the Commencement Date.

     4.4 Operating Expenses. Tenant shall pay to Landlord during the term hereof, in addition to the Base Rent, Tenant's Share, as hereinafter defined, of all Operating Expenses, as hereinafter defined, during each calendar year of the term of this Lease, in accordance with the following provisions:

          (a) "Tenant's Share" is defined as the ratio of the RSF of the Premises to the RSF of the Project. For purposes of this Lease, Tenant's Share is 22.5%.

          (b) "Operating Expenses" is defined, for purposes of this Lease, as the sum of all costs, expenses, and disbursements and the Real Property Taxes (as defined in Paragraph 9.1 below), which become the obligation of Landlord in connection with the customary and normal operation, servicing, maintenance and repair of the Property including, but not limited to the following:

                    (i) All costs for materials, utilities, goods and services (but excluding all costs for materials, utilities, goods and services furnished by Landlord which are not required to be furnished by Landlord, and which have been directly paid for by Tenant or other tenants to Landlord) for the operation, repair and maintenance, in neat, clean, good order and condition, of the Property, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, irrigation systems, striping, bumpers, irrigation systems, clarifiers, Common Area lighting facilities, fences and gates.

                    (ii) All wages and benefits and costs of on-site employees or independent contractors or employees of independent contractors engaged in the operation, maintenance and security of the Property.

                    (iii) All expenses for telephone service, water, gas, electricity, janitorial, trash disposal services, security and safety services.

                    (iv) Excluding any repairs and/or replacements that are not due to the fault of Tenant, and are solely the obligation of the Landlord under this Lease, the annual amortization (over the useful life as reasonably determined by Landlord) of costs, including financing costs (which must be market financing costs if such financing is from a party affiliated with Landlord), if any, incurred by Landlord for any capital expenditures associated with the roof, roof covering, roof drains, roof membrane, HVAC, parking lots, landscaping, exterior paint, replacement of exterior perimeter window draperies or blinds provided by Landlord, carpeting and wall coverings in the public areas comprising the Property or other items.

                    (v) All repairs to and physical maintenance of the Property, including the cost of all supplies, uniforms, equipment, tools and materials;

                    (vi) Any license, permit and inspection fees required in connection with the operation of the Property;

                    (vii) Any reasonable auditor's fees for accounting provided for the operation and maintenance of the Property, any legal fees, costs and disbursements as would normally be incurred in connection with the operation, maintenance and repair of the Property and all reasonable fees for management services provided by a management company or by Landlord or an agent of Landlord;

                    (viii) All insurance premiums and other charges (including the amount of any deductible payable by Landlord with respect to damage or destruction to all or any portion of the Property) incurred by Landlord with respect to insuring the Property pursuant to Paragraph 7 of this Lease.

                    (ix) Real Property Taxes (as defined in Paragraph 9.1 below).

          (c) The inclusion of the improvements, facilities and services set forth above in the definition of "Operating Expenses" shall not be deemed to impose an obligation upon Landlord to either have said

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improvements or facilities or to provide those services unless the Property already has the same, Landlord already provides the services, or Landlord has agreed elsewhere in this Lease to provide the same or some of them.

          (d) Landlord may estimate from time to time the amount of Tenant's Share of annual Operating Expenses and the same shall be payable monthly during each twelve-month period of the Lease Term, on the same day as the Base Rent is due hereunder. Landlord shall deliver to Tenant within sixty (60) days after the expiration of each calendar year a reasonably detailed statement showing Tenant's Share of the actual Operating Expenses incurred during the preceding year and any reasonable backup documentation requested by Tenant to substantiate such detailed statement. If Tenant's payments under this Paragraph during said preceding year exceed Tenant's Share as indicated on said statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant's Share of Operating Expenses next falling due. If Tenant's payments under this Paragraph during said preceding year were less than Tenant's Share as indicated on said statement Tenant shall pay to Landlord the amount of the deficiency within ten (10) days after delivery by Landlord to Tenant of said statement.

     4.5 Security Deposit. Concurrently with the execution of this Lease, Tenant shall deposit with Landlord a security deposit in the sum specified in provision 1.9 of the Basic Provisions by either a check or letter of credit issued by a financial institution in California acceptable to Landlord and in form and substance satisfactory to Landlord as the Security Deposit. The Security Deposit shall be held by Landlord as security for the full and faithful performance of Tenant's covenants and obligations under this Lease. The Security Deposit is not an advance Basic Rent deposit, an advance payment of any other kind, or a measure of Landlord's damages in case of Tenant's default. If Tenant fails to comply with the full and timely performance of any or all of Tenant's covenants and obligations set forth in this Lease, then Landlord may, from time to time, without waiving any other remedy available to Landlord, use the Security Deposit, or any portion of it, to the extent necessary to cure or remedy such failure or to compensate Landlord for all damages sustained by Landlord resulting from Tenant's failure to comply fully and timely with its obligations pursuant to this Lease. Tenant shall immediately pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount, and Tenant's failure to immediately do so shall constitute a default under the Lease. If Tenant is in compliance with the covenants and obligations set forth in this Lease at the time which is thirty (30) days following the time of both the expiration or termination of the Lease and Tenant's vacating of the Premises as provided in California Civil Code Section 1950.7, Landlord shall return the Security Deposit to Tenant after the expiration or termination of the Lease and Tenant's vacating of the Premises. Landlord's obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Security Deposit separate and apart from Landlord's general or other funds, and Landlord may commingle the Security Deposit with any of Landlord's general or other funds. Tenant shall not at any time be entitled to interest on the Security Deposit.

5.   Use; Hazardous Materials; Compliance with Laws; Inspection.

     5.1 Use. Tenant shall use and occupy the Premises only for the Agreed Use, and for no other purpose. Tenant shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs owners and/or occupants of, or causes damage to, neighboring properties.

     5.2  Hazardous Materials.

          (a)  Definitions.

          "Hazardous Materials" shall mean any substance that now or in the future requires investigation or remediation under, or is regulated or defined as a hazardous waste or hazardous substance, by any governmental authority or instrumentality or any law, regulation, rule or order, or any amendment thereto, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. Section 9601 et seq., or that is otherwise toxic, explosive, corrosive, flammable, infectious, mutagenic, radioactive, carcinogenic, a pollutant or a contaminant, including gasoline, diesel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

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          "Environmental Requirements" shall mean all present and future governmental laws, regulations, rules, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials, including common law tort principles (such as public and private nuisance and strict liability for conducting abnormally dangerous activities).

          "Handle," "Handled," or "Handling" shall mean any installation, handling, generation, storing, treatment, use, disposal, discharge, release, manufacture, refinement, emission, abatement, removal, transportation, presence or migration of any Hazardous Materials brought on the Premises by Tenant or Tenant's Representatives, or any other activity or any type in connection with or involving Hazardous Materials.

          "Tenant's Representatives" shall mean all Tenant's officers, employees, contractors, representatives, assignees, subtenants, agents, invitees, and any trespassers on the Premises.

          (b) Tenant's Indemnification. In addition to, and not in derogation of any other indemnification contained in the Lease, Tenant agrees to indemnify, defend and hold harmless Landlord, its successors and assigns, and its and their trustees, beneficiaries, directors, officers, shareholders, employees, agents, and partners from all costs, expenses, damages, liabilities, claims, fines, penalties, interest, judgments, and losses of any kind arising from or in any way related to Tenant's or Tenant's Representatives' Handling of Hazardous Materials during the Term of this Lease or failure to comply in full with this Paragraph 5.2 (collectively, "Environmental Losses"), including consequential damages, damages for personal or bodily injury, property damage, damage to natural resources occurring on or off the Premises, encumbrances, liens, costs and expenses of investigations, monitoring, clean up, removal or remediation of Hazardous Materials, defense costs of any claims (whether or not such claim is ultimately defeated), good faith settlements, attorneys' and consultants' fees and costs, and losses attributable to the diminution of value, loss or use or adverse effects on marketability or use of any portion of the Premises, whether or not such Environmental Losses are contingent or otherwise, matured or unmatured, foreseeable or unforeseeable. If Landlord is ever made a party to any action or proceeding by reason of a matter for which Tenant is obligated to indemnify Landlord, then Tenant upon notice from Landlord shall defend that action or proceeding on behalf of Landlord at Tenant's expense with counsel reasonably satisfactory to Landlord or, if Tenant's counsel would be placed in a position creating a conflict of interest between the interests of Landlord and Tenant, then Landlord upon reasonable written notice to Tenant may elect to retain its own counsel to undertake such defense, in which case Tenant shall reimburse Landlord for all defense costs Landlord actually incurs in defending against such action or proceeding, whether or not the action or proceeding is ultimately defeated. This indemnity is intended by the parties to be as broad and comprehensive as possible under law and shall apply regardless of the fault (including active or passive negligence) of either Tenant or Landlord provided, however, Tenant's indemnification, defense and hold harmless obligations shall not apply to the extent attributable to Landlord's fault (including active or passive negligence).

          (c) Survival. Tenant's obligations under this Paragraph 5.2 shall survive the expiration or termination of the Lease.

          (d) Tenant's Covenants. Tenant and Tenant's Representatives shall not Handle any Hazardous Materials at or about the Premises without Landlord's prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord's requirements, all in Landlord's absolute discretion; provided, however, Landlord's consent to the Handling by Tenant of Hazardous Materials that are in substitution of or reasonably related to the Hazardous Materials described on Exhibit E and which are to be used in comparable quantities and are of a similar quality shall not be unreasonably withheld. Landlord hereby grants its consent to Tenant's use of the Hazardous Materials described in Exhibit E attached hereto and incorporated by this reference here; provided, however, the Handling of such Hazardous Materials by Tenant shall be subject to all terms, conditions, restrictions and requirements set forth in this Lease. Specifically, without limitation of any other provision in this Lease, Tenant shall strictly comply with all Environmental Requirements concerning the use of diesel on the Premises. However, the foregoing provisions shall not prohibit the transportation to and from, and the use, storage, maintenance and Handling within the Premises of substances customarily used in connection with normal office use in compliance with all Environmental Requirements provided: (i) such substances shall be used and maintained only in such quantities as are reasonably necessary for the Agreed Use of the Premises as set forth in the Basic Provisions, strictly in accordance with Environmental Requirements and the manufacturers' instructions therefor, (ii) such substances shall not be disposed of, released or discharged on the Building, and shall be

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transported to and from the Premises in accordance with all Environmental
Requirements, and as Landlord shall reasonably require, (iii) if any Environmental Requirements or Landlord's trash removal contractor requires that any such substances shall be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant's expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and (iv) any such remaining substances shall be completely, properly and lawfully removed from the Building upon expiration or earlier termination of this Lease.

          Within sixty (60) days after Commencement Date of the Lease, and again prior to the execution of any agreement extending or renewing the Lease Term or upon request by Landlord, Tenant shall deliver to Landlord copies of all permits, authorizations, plans and reports, and supporting documentation therefor, including any Hazardous Materials Management Plan, which are required by law or by any governmental authority with respect to Tenant's use or proposed use of the Premises, including any Handling of Hazardous Materials. The provisions of this Paragraph 5.2 shall apply to all Hazardous Materials, whether or not Landlord has given Tenant its consent to Handle such Hazardous Materials. Tenant's and Tenant's Representatives' Handling of all Hazardous Materials shall comply at all times with all Environmental Requirements and Tenant shall, at its own expense, promptly take all actions required by any governmental authority in connection with Tenant's or Tenant's Representatives Handling of Hazardous Materials at or about the Premises. Tenant shall keep Landlord fully and promptly informed of all Handling of Hazardous Materials on the Premises, including notifying Landlord as soon as possible after any spill, release, discharge or emission.

          Tenant shall maintain, at its own expense, a written program to ensure and monitor Tenant's continued compliance with this Paragraph 5.2 and all Environmental Requirements. At Landlord's request, Tenant shall provide Landlord with a copy of such program, including monitoring results; provided, however, that Tenant acknowledges that such program will be supplied to Landlord solely for informational purposes, and that Landlord shall have no obligation to review the information provided, shall not be deemed to have approved or consented to any matter set forth therein, and shall have no liability for any deficiencies therein. Landlord agrees not to disclose to any third parties the contents of any such written program provided by Tenant, unless Tenant consents to such disclosure; provided, however, Landlord may disclose such information on a confidential basis to its attorneys, property managers or its other agents, or as required in connection with the procurement of insurance or financing, or as required by law.

          Prior to the expiration or termination of this Lease, Tenant shall, at its sole expense, promptly remove from the Premises, using reasonable and customary techniques but in all cases in accordance with Environmental Requirements, all Hazardous Materials Handled by Tenant or Tenant's Representatives during the Term of this Lease (collectively, "Lease Closures"), notwithstanding any lesser standard of removal or remediation which might be allowable under applicable law or governmental policies, and perform or cause to be performed all actions necessary, as determined by Landlord in its reasonable business judgment, to ensure that Lease Closure has been completed, including inspection, testing and post-Lease Closure monitoring. Tenant, at its sole expense, shall repair any damage caused by such work and unless otherwise requested by Landlord, shall close, at the completion of all testing and monitoring, in accordance with applicable law, any and all monitoring and extraction wells and boreholes installed as a result of or in connection with Tenant's occupancy of the Premises or otherwise installed by Tenant, or at Tenant's direction. All consultants or contractors performing work on behalf of Tenant pursuant to this Paragraph 5.2 shall be qualified and licensed to undertake the applicable work and shall be selected by Tenant; provided that Landlord shall be notified of the selected consultant(s) at least five (5) business days prior to the commencement of any work by such consultant(s) (except in an emergency, in which case Landlord shall be notified within one (1) business day after the selection of the consultant(s)) and Landlord shall have the right to disapprove the use of such consultant(s) in the exercise of Landlord's reasonable business judgment. All work required to be performed under this Paragraph 5.2, and Tenant's and Tenant's Representatives' Handling of all Hazardous Materials, shall be performed in a good, safe and workmanlike manner and in a manner that will not interfere with Landlord's use, operation, leasing or sale of the Premises or the use or occupancy of any other tenant of the Property.

          Tenant shall be responsible and liable for the compliance with all of the provisions of this Paragraph 5.2 by Tenant's Representatives.

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          (e)  Compliance. Tenant shall deliver to Landlord prior to delivery to, or promptly after receipt from, any governmental authority or other person or entity copies of all permits, manifests, closure or remedial action plans, notices, investigations, inquiries, claims, citations, summons, complaints, writs, orders and all other communications or documents relating to (i) the Handling of Hazardous Materials by Tenant or Tenant's Representatives at or about the Premises or Property, (ii) the actual, alleged or threatened violation by Tenant or Tenant's Representatives of any Environmental Requirements or (iii) the liability of Tenant and Tenant's Representatives for Environmental Losses. Any communications, written or oral, regarding any release, discharge, emission or any other occurrence posing an imminent threat of damage or contamination to the Property or the environment shall be delivered or, if oral, communicated, to Landlord within twenty-four (24) hours of receipt; all other communications shall be delivered to Landlord within ten (10) days of receipt. Landlord shall have no obligation to review or evaluate any such communication and shall not be deemed to have approved, consented to or participated in any act or omission described or required by such communication. Nothing herein shall require Tenant to disclose to Landlord any information which Tenant is legally prohibited from disclosing or which is protected by attorney-client, attorney work-product or other privilege.

          Tenant shall remove at its own expense, by bond or otherwise, all liens or charges of any kind filed or recorded against the Premises in connection with Tenant's or Tenant's Representatives' Handling of Hazardous Materials, within ten (10) business days after the filing or recording of such lien or charge, and if Tenant fails to do so, Landlord shall have the right, but not the obligation, to remove the lien or charge at Tenant's expense in any manner Landlord deems expedient.

          (f) Landlord's Rights. If (i) Landlord has a reasonable basis for believing that Tenant is not in compliance with its obligations under this Paragraph 5.2 or (ii) not more than once in any twenty-four (24) month period (except in connection with the sale or financing of all or any part of the Property in which case Landlord may make such request in connection with such sale or financing), or (iii) Landlord is conducting an environmental audit of the entire Property of which the Premises is a part, Landlord and its representatives and consultants shall have the right, but not the obligation, to enter the Premises at any reasonable time upon seventy-two (72) hours' prior notice (except in the case of an emergency) (1) to confirm Tenant's compliance with the provisions of this Paragraph 5.2, including the right to physically investigate the condition of the Premises and review all permits, reports, plans, and other documents regarding the Handling of Hazardous Materials, and
(2) to perform Tenant's obligations under this Paragraph 5.2 if Tenant has failed to timely do so and has failed to cure such non-compliance within five
(5) days after written notice from Landlord. Tenant shall pay the costs of Landlord's consultants' fees and all other costs incurred by Landlord pursuant to clause (1) above if such investigation is undertaken because Tenant has failed to provide full and complete information regarding any release, discharge or other Handling of Hazardous Materials and such failure continues for five (5) days after written notice from Landlord, and shall pay, in any case, all such costs incurred pursuant to clause (2). Landlord shall use reasonable efforts to minimize any interference with Tenant's business caused by Landlord's entry into the Premises, but Landlord shall not be responsible for any interference caused thereby.

          Landlord shall have the right, but not the obligation (i) if Landlord has a reasonable basis for believing that Tenant is not in compliance with its obligations under this Paragraph 5.2 or (ii) not more than once in any twenty-four (24) month period (except in connection with the sale or financing of all or any part of the Property in which case Landlord may make such request in connection with such sale or financing) or (iii) Landlord is conducting an environmental review of the entire Property of which the Premises is a part, or
(iv) within five (5) business days after the termination or expiration of this Lease, to require that a detailed review ("Environmental Audit") be undertaken to determine whether the Premises and Tenant and Tenant's Representatives' Handling of all Hazardous Materials comply with this Paragraph 5.2. Landlord shall give Tenant at least five (5) business days notice prior to conducting any Environmental Audit. Tenant shall pay all costs incurred in connection with any Environmental Audit required by Landlord, including without limitation, the costs and expenses of all consultants and sampling and analysis, in the event that (A) as a result of the Environmental Audit, it is determined that the Premises or Tenant's or Tenant's Representatives' Handling of all Hazardous Materials do not comply with this Paragraph 5.2, or (B) the Environmental Audit is undertaken at the termination or expiration of the Lease. In all other cases, Landlord shall pay the costs of any Environmental Audit it requires pursuant to this Paragraph 5.2. The Environmental Audit shall be conducted by independent, qualified, licensed environmental consultants selected by Landlord and reasonably acceptable to Tenant. If Tenant does not approve the consultant, Tenant shall specify, in writing, the reasons for which it determines that the consultant selected by Landlord is unacceptable. The

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Environmental Audit shall include an inspection of the Premises, interviews with the occupants of the Premises and any other matters which the consultants believe, in the exercise of their professional judgment, are necessary to ascertain whether the Premises are in compliance with this Paragraph 5.2, including the installation of monitoring wells, and soils and water testing if reasonably required in the consultant's professional judgment. Tenant shall fully cooperate with the consultants and comply with all information requests. After the completion of the Environmental Audit, a written report shall be prepared and copies shall be distributed to both Landlord and Tenant.

          In the event of any Handling of Hazardous Materials by Tenant or Tenant's Representatives which poses a threat of damage or contamination to the Property or the environment, whether discovered by Landlord or Tenant, Tenant shall fully document the facts relating to the event, including the circumstances existing prior to and after the occurrence of the event, the precise nature of the release, discharge or event, including specific compounds and quantities involved, and all actions Tenant has taken and will take to remediate the release, discharge or event. Tenant shall provide such documentation to Landlord promptly after the occurrence in question. Tenant shall pay the reasonable costs and fees charged by Landlord's environmental consultants to review such documentation and provide peer review confirming the adequacy of the measures, past and future, taken by Tenant to remediate the problem.

          If the Premises are not in compliance with this Paragraph 5.2 as a result of Tenant's or Tenant's Representatives' Handling of Hazardous Materials, Tenant shall promptly take all action necessary to bring the Premises into compliance with this Paragraph 5.2, including all testing, removal and remediation.

          (g) Insurance. Tenant shall maintain Limited Above Ground Pollution Liability coverage with limits of no less than One Million and No/100 Dollars ($1,000,000) providing coverage for damages for covered bodily injury or property damage that results from emission, Handling or escape of pollutants from the Premises if it results from an accident, happens entirely above ground, begins and ends within 72 hours and results in environmental damage. Tenant shall provide Landlord with a Certificate of Insurance evidencing such coverage. If such insurance is written on a "claims-made" basis, Tenant shall maintain such insurance for a period of six (6) months after the expiration or earlier termination of the Lease. If Tenant fails to maintain such insurance, Landlord shall be entitled to do so at Tenant's expense.

          (h) Tolling. Landlord and Tenant agree that the statute of limitations shall be tolled from the date of this Lease through the expiration or termination of this Lease (including any renewal or extension periods), for any and all claims either may have against the other arising out of any Handling of Hazardous Materials at the Property, or in connection with any remediation of any such Handling.

     5.3 Tenant's Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Tenant, shall, at Tenant's sole expense, fully, diligently and in a timely manner, comply with all applicable laws, building codes, regulations, ordinances, rules, directives, covenants, or restrictions of record ("Applicable Requirements"), the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord's engineers and/or consultants which relate in any manner to the Premises, without regard to whether said requirements are now in effect or become effective after the Commencement Date. Tenant shall, within ten (10) days after receipt of Landlord's written request, provide Landlord with copies of all permits and other documents, and other information evidencing Tenant's compliance with any Applicable Requirements specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Tenant or the Premises to comply with any Applicable Requirements. Notwithstanding the foregoing, Tenant shall not be required to pay any cost to remedy any non-compliance of the Premises or the Property with Applicable Requirements (a) to the extent existing as of the Commencement Date including, without limitation, any Handling of Hazardous Materials on the Property existing prior to the date of this Lease or (b) to the extent attributable to the acts or omissions of Landlord or any predecessor owner, lessee or other occupant of the Property.

     5.4 Inspection. Landlord and Landlord's lender and consultants shall have the right, but not the obligation, to enter into the Premises at any time, in the case of an emergency, and otherwise at reasonable times and following reasonable prior notice, for the purpose of inspecting the condition of the Premises and reviewing all

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permits, reports, plans and other documents regarding the Handling of Hazardous
Materials, (ii) for verifying compliance by Tenant with this Lease and (iii) performing Tenant's obligations under Paragraph 5.2 if Tenant has failed to timely do so. The cost of any such inspections shall be paid by Landlord, unless a violation of Applicable Requirements, or a contamination is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Tenant shall upon request reimburse Landlord for the reasonable cost of such inspections, so long as such inspection is reasonably related to the violation or contamination. Tenant shall pay, in any case, all such costs incurred pursuant to clause (iii) above.

6.   Maintenance; Repairs, Utility Installations; Trade Fixtures and
Alterations.

     6.1  Tenant's Obligations.

          (a) General. Subject to the provisions of Paragraphs 5.3 (Tenant's Compliance with Applicable Requirements), 6.2 (Landlord's Obligations), 8 (Damage or Destruction), and 13 (Condemnation), and further subject to reasonable wear and tear, Tenant shall, at Tenant's sole cost and expense, maintain in substantially the same or better condition as existed as of the Commencement Date, the Premises (including all non-structural, interior, fixtures; interior surfaces of exterior walls and non-structural interior walls within the Premises) and every part thereof, all equipment installed by Tenant located outside of the Premises, Utility Installations (as defined in Paragraph 6.3) exclusively serving the Premises, and Alterations (as defined in Paragraph 6.3) in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all equipment or facilities, such as plumbing, HVAC, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, interior walls, ceilings, roof membrane, floors, windows, doors, plate glass and skylights located in, on, or adjacent to the Premises. Tenant, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 6.1(b) below. Tenant's obligations shall include restorations, replacements of non-structural portions of the Premises or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Tenant shall, during the Term of this Lease, keep the exterior appearance of the Building in a first-class condition consistent with the exterior appearance of other similar facilities of comparable age and size in the vicinity.

          (b) Service Contracts. Tenant shall, at Tenant's sole expense, procure and maintain contracts, with copies to Landlord, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, to the extent that they exclusively serve the Premises ("Basic Elements"), if any, as and when installed on the Premises: (i) HVAC equipment, (ii) boiler and pressure vessels and (iii) fire protection systems. Landlord may at any time, in its absolute discretion, assume the responsibility for procuring and maintaining the aforesaid contracts, with copies to be furnished to Tenant, but Tenant shall continue to be responsible for payment of the same within ten (10) days following receipt of an invoice therefor from Landlord.

          (c) Warranties and Service Contracts on Systems. Commencing after the third (3rd) month of the Lease Term, Landlord shall assign to Tenant during the Term of this Lease and during the period there is no Default by Tenant hereunder, to the extent assignable and to the extent such warranties pertain to items which are the Tenant's responsibility to repair under this Lease, any warranties or service contracts in Landlord's possession on systems in the Premises.

     6.2  Landlord's Obligations.

          (a)  Subject to the provisions of Paragraphs 4.4 (Operating Expenses),
5.1 (Use), 6.1 (Tenant's Obligations), 8 (Damage or Destruction) and 13 (Condemnation), and except for damage caused by any negligent or intentional act or omission of Tenant, Tenant's employees, suppliers, shippers, customers, or invitees, in which event Tenant shall repair the damage, Landlord, at Landlord's expense, subject to reimbursement pursuant to Paragraph 4.4, shall keep in good condition and repair, as well as parking lots, walkways, driveways, roof membrane, landscaping, parking areas, walkways, irrigation systems, fences, signs and utility installations of the Common Areas and all parts thereof, as well as providing services for which there is an Operating Expense pursuant

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to Paragraph 4.4. Landlord shall paint the exterior surface of exterior walls as and when needed. Landlord shall not, however, be obligated to maintain, repair or replace windows, doors or plate glass of the Premises, all of which shall be the obligation of Tenant at Tenant's sole cost and expense. Landlord shall keep in good condition and repair, the foundation, exterior walls, footings and slab and structural roof elements, without reimbursement by Tenant; provided, however, Tenant shall be solely responsible for such costs to the extent they are the result of Tenant's activities or alterations on the Property. Landlord shall have no obligation, in any manner whatsoever, to repair and maintain any other portion of the Property, the Premises, or the equipment therein, all of which obligations are intended to be that of the Tenant.

          (b) For the first (3) months of the Lease Term only, Landlord shall remain responsible for the repair and/or replacement of the roof, mechanical, electrical and plumbing systems; provided, however, Landlord shall have no obligation to maintain or repair or pay for any of the foregoing to the extent any damage is caused by the action or fault of Tenant or any of its agents, employees, contractors or invitees. After the first three (3) months of the Lease Term, Tenant shall responsible for and shall pay for Tenant's Share of the repair and/or amortized cost of (as reasonably determined by Landlord) replacement of the roof, mechanical, electrical and plumbing systems.

          (c) Landlord shall have no obligation to make repairs under this Paragraph 6.2, until a reasonable time after receipt of written notice from Tenant of the need for such repairs. It is the intention of the parties hereto that the terms of this Lease govern the respective obligations of the parties as to maintenance and repair of the Premises, and each of the parties hereto expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease or that would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Premises in good order, condition and repair.

          (d) Landlord shall not be liable for damages or loss of any kind or nature by reason of Landlord's failure to furnish any Common Area Services when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or disputes of any character, or by any other cause beyond the reasonable control of Landlord. Landlord shall have the right, upon written notice to Tenant, to undertake the responsibility for preventative maintenance of the HVAC (except any special HVAC or other equipment on the roof of the Building used exclusively in connection with any clean room operation within the Premises). All costs incurred by Landlord shall be reimbursable by Tenant, upon demand.

     6.3  Utility Installations; Trade Fixtures; Alterations.

          (a) Definitions. The term "Utility Installations" refers to all floor and window coverings; air lines; power panels; electrical lighting fixtures, equipment and distribution; security and fire protection systems; communication systems; lighting fixtures; HVAC equipment; plumbing; and fencing in or on the Premises, whether made or installed during the Term of this Lease. The term "Trade Fixtures" shall mean Tenant's machinery and equipment that can be removed without doing material damage to the Premises, made or installed during the Term of this Lease. The term "Alterations" shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion, made or installed during the Term of this Lease. "Tenant Owned Alterations and/or Utility Installations" are defined as Alterations and/or Utility Installations made by Tenant that are not yet owned by Landlord pursuant to Paragraph 6.4(a).

          (b) Consent. Tenant shall not make any Alterations or Utility Installations to the Premises without Landlord's prior written consent, which shall not be unreasonably withheld. Tenant may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Landlord, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, and the cumulative cost thereof during this Lease as extended does not exceed One Hundred Thousand and no/100 Dollars ($100,000) in the aggregate or Twenty Thousand and no/100 Dollars ($20,000) in any twelve (12) month period. Tenant may also make non-structural Alterations to the Premises for any tenant improvement costing less than Twenty Thousand and no/100 Dollars ($20,000) per item without Landlord consent provided such Alteration otherwise conforms with the provisions of this Lease including, without limitation, the requirement that such tenant improvement must conform to current building codes and be permitted by the City of Fremont municipal building department. Any proposed Alterations or Utility Installations

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that Tenant shall desire to make and which require the consent of the Landlord shall be presented to Landlord in written form with detailed plans. Any proposed Alterations or Utility Installations shall be undertaken at Tenant's sole cost and expense and risk, shall be made in a safe and workmanlike manner, and shall not cause or allow any mechanics or labor and materials liens for the work to be levied on the Premises. Consent shall be deemed conditioned upon Tenant's: (i) acquiring all applicable governmental permits (if the work requires such permits), (ii) furnishing Landlord with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials and free from any liens or claims for labor or materials furnished to or for Tenant at or for use on the Premises. Tenant shall promptly upon completion furnish Landlord with (A) as-built plans and specifications and (B) proof of payment for all labor and materials. For work which costs an amount in excess of two months' Base Rent, Landlord may condition its consent upon Tenant providing a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alteration or Utility Installation and/or upon Tenant's posting a reasonable security deposit with Landlord.

          (c) Indemnification. Tenant shall keep the Premises free from any liens and shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises. Tenant shall give Landlord not less than ten (10) days' notice prior to the commencement of any work in, on or about the Premises, and Landlord shall have the right to post notices of non-responsibility. If Tenant shall contest the validity of any such lien claim or demand, then Tenant shall, at its sole expense defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Landlord shall require, Tenant shall furnish a surety bond in an amount equal to one and one-half times the amount of such contested lien, claim or demand, indemnifying Landlord against liability for the same. If Landlord elects to participate in any such action, Tenant shall pay Landlord's reasonable attorneys' fees and costs.

     6.4  Ownership; Removal; Surrender; and Restoration.

          (a) Ownership. Subject to Landlord's right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Tenant shall be the property of Tenant, but considered a part of the Premises. Landlord may, after notice from Tenant of Tenant's intent to make any Alteration (including the Tenant Improvements) or Utility Installation to the Premises but prior to such installation, elect in writing to require Tenant to remove such specialized Alterations, Tenant Improvements or Utility Installations upon the expiration or earlier termination of this Lease. If Landlord fails to so notify Tenant, then Tenant shall not be required to remove such Utility Installations or Alterations. Landlord hereby notifies Tenant that Tenant shall be required to remove the Alterations and Utility Installations covered by the Tenant Work Letter attached hereto. Unless otherwise instructed pursuant to Paragraph 6.4(b) hereof, all Tenant Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Landlord and be surrendered by Tenant with the Premises.

          (b) Removal. By delivery to Tenant of written notice from Landlord not later than ninety (90) days prior to the end of the term of this Lease, Landlord may, in its absolute discretion, require that any or all Tenant Owned Alterations or Utility Installations made or installed by or for Tenant (and with respect to which Landlord has previously designated be removed by Tenant in accordance with Section 6.4(a) above) be removed by the expiration or termination of this Lease. Landlord may require the removal at any time of all or any part of any Tenant Owned Alterations or Utility Installations made without the required consent of Landlord.

          (c) Surrender/Restoration. Tenant shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, free from all liens or claims for labor or materials furnished to or for Tenant at or for use on the Premises, and in condition and state of repair substantially equivalent to that existing as of the Commencement Date. Tenant shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, furnishings, and equipment as well as the removal of any storage tank installed by or for Tenant, and the removal, replacement, or remediation of any soil, material or groundwater contaminated by Tenant. Trade Fixtures shall remain the property of Tenant and shall be removed by Tenant. The failure by Tenant to timely vacate the Premises pursuant to this

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Paragraph 6.4(c) without the express written consent of Landlord shall constitute a holdover under the provisions of Paragraph 25 below.

7.   Insurance; Indemnity.

     7.1 Tenant's Insurance. Tenant agrees to maintain in full force and effect at all times during the Term, and pay directly to its insurance carrier at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers meeting the criteria in Section 7.5 below which afford the following coverages, all naming Landlord as an additional insured:

       (a) Commercial general liability insurance in an amount not less than Two Million and no/ 100ths Dollars ($2,000,000.00) combined single limit for both bodily injury and property damage which includes blanket contractual liability broad form property damage, personal injury, completed operations, products liability, and fire damage (in an amount not less than Twenty-Five Thousand and no/100ths Dollars ($25,000.00).

       (b) "All Risk" property insurance (including, without limitation, vandalism, malicious mischief, inflation endorsement, and sprinkler leakage endorsement) on Tenant's Personal Property located on or in the Premises, Tenant Owned Alterations, Utility Installations and Trade Fixtures. Such insurance shall be in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise, and shall be in a form providing coverage comparable to the coverage provided in the standard ISO All-Risk form. As long as this Lease is in effect, the proceeds of such policy shall be used for the repair and replacement of such items so insured. Landlord shall have no interest in the insurance proceeds on Tenant's Personal Property, Tenant Owned Alterations, Utility Installations and Trade Fixtures.

     (iii) Boiler and machinery insurance, including steam pipes, pressure pipes, condensation return pipes and other pressure vessels and HVAC equipment, including miscellaneous electrical apparatus, in an amount satisfactory to Landlord.

     7.2 Premises Insurance. During the Term Landlord shall maintain "All Risk" property insurance, (including inflation endorsement, sprinkler leakage endorsement, and, at Landlord's option, earthquake and flood coverage) on the Building, excluding coverage of all Tenant's Personal Property located on or in the Premises, Tenant Owned Alterations, Utility Installations, and Trade Fixtures. Such insurance shall also include insurance against loss of rents on all "All Risk" basis, including, at Landlord's option, earthquake and flood, in an amount equal to the Annual Base Rent and Tenant's Share of Operating Expenses, and any other sums payable under the Lease, for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall name Landlord and its Agents as named insured and include a lender's loss payable endorsement in favor of Landlord's lender (Form 438 BFU Endorsement). Tenant shall reimburse Landlord for Tenant's Share of Landlord's annual cost of such insurance as additional Rent, monthly on the first day of each calendar month of the Term, prorated for any partial month, or on such other periodic basis as Landlord shall elect. If the Premises insurance premiums are increased after the Commencement Date, due to an increase in the replacement cost of the Building Tenant shall pay Tenant's Percentage of such increase within ten (10) days of notice of such increase. If such insurance premiums are increased due to Tenant's use of the Premises, improvements installed by Tenant, or any other cause solely attributable to Tenant, Tenant shall be required to pay the full amount of the increase.

     7.3 Increased Coverage. The coverages set forth herein shall be subject to periodic increases based upon inflation, increased liability awards, recommendations of professional insurance advisors and other relevant factors.

     7.4 Coinsurer. If, on account of the failure of Tenant to comply with the foregoing provisions, Landlord is adjudged a co-insurer by its insurance carrier, then, any loss or damage Landlord shall sustain by reason thereof, including attorneys' fees and costs, shall be borne by Tenant and shall be immediately paid by Tenant upon receipt of a bill therefor and evidence of such loss.

     7.5 Insurance Requirements. All insurance shall be in a form reasonably satisfactory to Landlord and shall be carried with companies that have a general policy holder's rating of not less than "A" and a financial rating of not less than Class "V in the most current edition of Best's Insurance Reports; shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days' prior written notice to Landlord; and shall be primary as to claims thereunder. The policy or policies, or duly executed certificates for them, together with satisfactory evidence of payment of the premium thereon shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, but shall not be required to order such insurance at Tenant's expense and Tenant shall reimburse Landlord promptly after receipt of an invoice therefor from Landlord. Such reimbursement shall include all costs incurred by Landlord including Landlord's reasonable attorneys' fees, with interest thereon at the Interest Rate. Such Commercial general liability insurance shall be accompanied by an "Additional Insured Managers or Landlords of Premises Endorsement" and contain the "Amendment of the Pollution Exclusion Endorsement" for damages caused by heat, smoke or fumes from a hostile fire. Such policy shall not contain any intra insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Tenant's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligations hereunder. All insurance carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess only.

     7.6 Waiver of Subrogation. Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other and their respective officers, employees, agents and representatives, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance is not invalidated thereby. Landlord and Tenant each agree to take any necessary action to make this release effective and binding upon their respective insurance carriers so that such carriers specifically waive any right of subrogation that such carriers might otherwise have against either the parties hereto or their officers, employees, agents or representatives.

     7.7 Indemnity. Except for any matter resulting from Landlord's negligence, willful misconduct or breach of this Lease, Tenant shall indemnify, protect, defend and hold harmless the Premises, Landlord and its agents, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys' and consultants' fees, expenses and/or liabilities arising out of, involving, or in connection with, the construction of the Tenant Improvements (as defined in the Tenant Work Letter), use and/or occupancy of the Premises by Tenant. If any action or proceeding is brought against Landlord by reason of any of the foregoing matters, Tenant shall upon notice defend the same at Tenant's expense by counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense. Landlord need not have first paid any such claim in order to be defended or indemnified.

     7.8 Exemption of Landlord from Liability. Landlord shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant's employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether such injury or damage results from conditions arising upon the Premises, or from other sources or places[, other than damages proximately caused by reason of Landlord's breach of this Lease, willful acts or omissions or gross negligence and not covered by insurance required to be carried by Tenant under this Lease. Landlord shall not be liable for any damages arising from any act or neglect of any other tenants of Landlord. Notwithstanding Landlord's negligence or breach of this Lease, Landlord shall under no circumstances be liable for injury to Tenant's business or for any loss of income or profit therefrom.

8.   Damage or Destruction.

     8.1  Definitions.

          (a) "Partial Damage" shall mean damage or destruction to the improvements on the Premises, other than Tenant Owned Alterations and Utility Installations, which can be repaired for a total cost which

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is less than twenty-five percent (25%) of the Replacement Cost (as hereinafter defined). Landlord shall notify Tenant in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial Damage or Total Destruction (as hereinafter defined).

          (b) "Total Destruction" shall mean damage or destruction to the Premises, other than Tenant Owned Alterations and Utility Installations, as to which the total cost to repair will equal or exceed an amount equal to twenty-five percent (25%) of the Replacement Cost. Landlord shall notify Tenant in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial Damage or Total Destruction.

          (c) "Insured Loss" shall mean damage or destruction to improvements on the Premises, other than Tenant Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

          (d) "Replacement Cost" shall mean the cost to repair or rebuild the improvements owned by Landlord at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

          (e) "Hazardous Materials Condition" shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, Hazardous Materials as defined in Paragraph 5.2(a), in, on, or under the Premises.

     8.2 Partial Damage - Insured Loss. If a Partial Damage that is an Insured Loss occurs, then Landlord shall, at Landlord's expense, repair such damage (but not Tenant's Trade Fixtures or Tenant Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds (except as to Tenant's Share of the deductible which is Tenant's responsibility) as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Landlord shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Tenant provides Landlord with the funds to cover same, or adequate assurance thereof, within ten (10) days following receipt of written notice of such shortage and request therefor. If Landlord receives said funds or adequate assurance thereof within said ten (10) day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Landlord may nevertheless elect by written notice to Tenant within ten (10) days thereafter to: (a) make such restoration and repair as is commercially reasonable with Landlord paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or (b) have this Lease terminate thirty (30) days thereafter. Tenant shall not be entitled to reimbursement of any funds contributed by Tenant to repair any such damage or destruction. Partial Damage due to flood or earthquake shall be subject to Paragraph 8.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either party.

     8.3 Partial Damage - Uninsured Loss. If a Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Tenant (in which event Tenant shall make the repairs at Tenant's expense), Landlord may either: (a) repair such damage as soon as reasonably possible at Landlord's expense, in which event this Lease shall continue in full force and effect, or
(b) terminate this Lease by giving written notice to Tenant within thirty (30) days after receipt by Landlord of knowledge of the occurrence of such damage. Such termination shall be effective sixty (60) days following the date of such notice. In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of the termination notice to give written notice to Landlord of Tenant's commitment to pay for the repair of such damage without reimbursement from Landlord. Tenant shall provide Landlord with said funds or (ii) satisfactory assurance thereof within thirty (30) days after making such commitment. In such event this Lease shall continue in full force and effect, and Landlord shall

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proceed to make such repairs as soon as reasonably possible after the required funds are available. If Tenant does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

     8.4 Total Destruction. Notwithstanding any other provision hereof, if a Total Destruction occurs, this Lease shall terminate on the date of such Total Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Tenant, Landlord shall have the right to recover from Tenant (except as provided in Paragraph 7.6) any damages suffered by Landlord in excess of any insurance proceeds received by Landlord.

     8.5 Damage Near End of Term. If at any time during the last twelve (12) months of this Lease there is damage for which the cost to repair exceeds two
(2) months' Base Rent, whether or not an Insured Loss, Landlord may terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving a written termination notice to Tenant within thirty (30) days after the date of occurrence of such damage. Notwithstanding the foregoing, if Tenant at that time has an exercisable option to extend this Lease which has not yet been exercised, then Tenant may preserve this Lease by, (a) exercising such option and (b) providing Landlord with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is ten days after Tenant's receipt of Landlord's written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Tenant duly exercises such option during such period and provides Landlord with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Landlord shall, at Landlord's commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Tenant fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Tenant's option shall be extinguished.

     8.6 Abatement of Rent. In the event of Partial Damage or Total Destruction the Rent payable by Tenant for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Tenant's use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value insurance. All other obligations of Tenant hereunder shall be performed by Tenant, and Landlord shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

     8.7 Termination-Advance Payments. Upon termination of this Lease pursuant to this Paragraph 9, advance Base Rent and any other advance payments made by Tenant to Landlord shall be prorated to the date of such termination.

     8.8 Waiver of Statutes. Landlord and Tenant agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

     8.9 Tenant's Termination Right. Notwithstanding any other provision hereof to the contrary, if the Premises are damaged and the time needed to repair such damage and restore Tenant to occupancy (as reasonably estimated by Landlord) will exceed six (6) months ("Landlord's Repair Notice"), then Tenant may terminate this Lease within twenty (20) days of receipt of notice from Landlord of Landlord's Repair Notice.

9.   Taxes.

     9.1 Definition of "Real Property Taxes". As used herein, the term "Real Property Taxes" shall include any form of general or special assessment, real estate tax, whether general, special, ordinary or extraordinary, or rental levy, gross receipts or other tax (other than inheritance, personal income or estate taxes) and/or improvement bond, imposed upon or levied against any legal or equitable interest of Landlord in the Premises, Landlord's right to income therefrom, and/or Landlord's business of leasing, by any authority having the direct or indirect power to tax. The term "Real Property Taxes" shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring during the Term of this Lease, including but not limited to, a change in the ownership of the Premises, and any expenses, including the reasonable cost of consultants, attorneys or experts, incurred by Landlord in seeking reduction by the taxing authority of any of the above-referenced taxes.

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     9.2  Payment of Real Property Taxes. Tenant shall pay Tenant's Share of
Real Property Taxes as an Operating Expenses pursuant to Paragraph 4.4 above.

     9.3 Personal Property Taxes. Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon Tenant Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Tenant. When possible, Tenant shall cause such property to be assessed and billed separately from the real property of Landlord. If any of Tenant's said personal property shall be assessed with Landlord's real property, Tenant shall pay Landlord the taxes attributable to Tenant's property within ten (10) days after receipt of a written statement.

10. Utilities. Tenant shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion, to be determined by Landlord, of all charges jointly metered.

11.  Assignment and Subletting.

     11.1 Landlord's Consent Required.

          (a) Tenant shall not directly or indirectly, voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, "assign or assignment") or permit all or any portion of the Premises to be occupied by anyone other than Tenant or sublet all or any part of Tenant's interest in this Lease or in the Premises without Landlord's prior written consent, which shall not be unreasonably withheld. A change in the control of Tenant (as defined in the subsequent sentence) shall constitute an assignment requiring consent. If Tenant is a corporation, the capital stock of which is not publicly traded, the transfer, on a cumulative basis, of twenty-five percent (25%) or more of the voting control of Tenant shall constitute a change in control for this purpose and for the foregoing sentence.

          (b) Notwithstanding the foregoing Paragraph 11.1(a), Tenant may assign this Lease, without Landlord's consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant (control being defined for such purposes as the power to direct the management of the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or to any person or entity which acquires at least a majority of all the assets of Tenant as a going concern (collectively, an "Affiliate"); provided, that (i) such Affiliate has a net worth (excluding any guarantors) equivalent to or greater than that of Tenant, measured as of the effective date of this Lease, which net worth shall be established under generally accepted accounting principles and must be demonstrated to Landlord by delivery to Landlord of financial statements of such Affiliate, (ii) Landlord receives prior written notice of such assignment, which prior written notice shall include the financial statements as provided in subsection (i) above, (iii) such Affiliate assumes (in the event of an assignment) in writing all of Tenant's obligations under this Lease and (iv) Landlord receives a fully executed copy of such assignment agreement between Tenant and the Affiliate.

          (c) An assignment or subletting without consent as required under this Paragraph 11 shall constitute a Default without the necessity of any notice and grace period, and Landlord may either: (i) terminate this Lease, or (ii) upon thirty (30) days written notice, increase the monthly Base Rent to one hundred ten percent (110%) of the Base Rent then in effect. Further, in the event of such Default and rental adjustment, all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease Term shall be increased to One Hundred Ten Percent (110%) of the scheduled adjusted Base Rent.

          (d) Tenant's remedy for any breach of Paragraph 11.1 by Landlord shall be limited to compensatory damages and/or injunctive relief.

     11.2 Terms and Conditions Applicable to Assignment and Subletting.

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          (a)  Regardless of Landlord's consent, any assignment or subletting shall not: (i) be effective without the express written assumption by such assignee or subtenant of the obligations of Tenant under this Lease, (ii) release Tenant of any obligations hereunder, or (iii) alter the primary liability of Tenant for the payment of Rent or for the performance of any other obligations to be performed by Tenant.

          (b) Landlord may accept Rent or performance of Tenant's obligations from any person other than Tenant pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Landlord's right to exercise its remedies for Tenant's Default.

          (c) Landlord's consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

          (d) In the event of any Default by Tenant, Landlord may proceed directly against Tenant or anyone else responsible for the performance of Tenant's obligations under this Lease, including any assignee or subtenant, without first exhausting Landlord's remedies against any other person or entity responsible therefore to Landlord, or any security held by Landlord.

          (e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Landlord's determination as to the financial and operational responsibility and appropriateness of the proposed assignee or subtenant, including but not limited to the intended use and/or required modification of the Premises, if any, together with a reasonable fee not to exceed Two Thousand Five Hundred and no/100 Dollars ($2,500) to compensate Landlord for considering and processing said request. Tenant agrees to provide Landlord with such other or additional information and/or documentation as may be reasonably requested.

          (f) Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented to in writing.

          (g) No assignees or subtenant shall have a right further to assign or sublet without complying with this Paragraph 11.

          (h) Any sums or other economic consideration received by Tenant as a result of such assignment or subletting which exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease shall be divided equally between Landlord and Tenant after Tenant has recovered from such payments the actual brokerage commission incurred in the assignment or sublease, reasonable legal fees and any generic subtenant improvement costs for work which has been approved by Landlord and such sum shall be payable to Landlord as additional Rent under this Lease without affecting or reducing any other obligation of Tenant hereunder.

     11.3 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

          (a) Tenant hereby assigns and transfers to Landlord all of Tenant's interest in all Rent payable on any sublease, and Landlord may collect such Rent and apply same toward Tenant's obligations under this Lease; provided, however, that until a Default shall occur in the performance of Tenant's obligations, Tenant may collect said Rent (subject to Paragraph 11.2(h) above). Landlord shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant's obligations to such subtenant. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a Breach exists in the performance of Tenant's obligations under this Lease, to pay to Landlord all Rent due and to become due under the sublease. Subtenant shall rely upon any such notice from Landlord and shall pay all Rents to

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Landlord without any obligation or right to inquire as to whether such Default exists, notwithstanding any claim from Tenant to the contrary.

          (b) In the event of a Default by Tenant, Landlord may, at its option, require subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to such sublandlord or for any prior defaults of such sublandlord.

          (c) Any matter requiring the consent of the sublandlord under a sublease shall also require the consent of Landlord.

          (d) Landlord shall deliver a copy of any notice of Default by Tenant to the subtenant, who shall have the right to cure the Default of Tenant within the grace period, if any, specified in such notice. The subtenant shall have a right of reimbursement and offset from and against Tenant for any such Defaults cured by the subtenant.

12.  Default; Remedies.

     12.1 Default. A "Default" is defined as the occurrence of one or more of the following events:

          (a) The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Paragraph 7.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

          (b) The failure of Tenant to make any payment of Rent or any other monetary payment required to be made by Tenant hereunder, whether to Landlord or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where any such failure continues for a period of three (3) business days following written notice to Tenant.

          (c) The failure by Tenant to provide within the time period required herein or, if no time period is specified, within a reasonable time after request, (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) a Tenancy Statement (as defined in Paragraph 15.1), (iv) a requested subordination, (v) any document requested under Paragraph 38 (easements), or (vi) any other documentation or information which Landlord may reasonably require of Tenant under the terms of this Lease, where any such failure continues for a period of ten (10) days following written notice to Tenant.

          (d) The failure by Tenant to comply with any of the terms, covenants, conditions or provisions of this Lease other than those described in subparagraphs 12.1 (a), (b), (c), (f) or (g) where such failure continues for a period of thirty (30) days after written notice; provided, however, that if the nature of Tenant's non-compliance is such that more than fifteen (15) days are reasonably required for its cure, then it shall not be deemed to be a Default if Tenant commences such cure within said fifteen (15) day period and thereafter diligently prosecutes such cure to completion but in all events within ninety
(90) days of such notice; provided, however, that if Landlord in its reasonable judgment determines that such failure cannot or will not be cured by Tenant within such ninety (90) days, then such failure shall constitute a Default immediately upon such notice to Tenant.

          (e) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a "debtor" as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the enactment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this subparagraph (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

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          (f)  The discovery that any financial statement of Tenant given to
Landlord was materially false.

          (g)  Tenant fails to comply with any of the provisions of Paragraph
5.2 (Hazardous Materials).

     12.2 Remedies. If Tenant fails to perform any of its affirmative duties or obligations, within ten (10) days after written notice (or in case of an emergency, without notice), Landlord may, at its option, perform such duty or obligation on Tenant's behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Landlord shall be due and payable by Tenant upon receipt of invoice therefor. If any check given to Landlord by Tenant shall not be honored by the bank upon which it is drawn, Landlord, at its option, may require all future payments to be made by Tenant to be by cashier's check. In the event of a Default, Landlord may, with or without further notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such
Default:

          (a) Terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event Landlord shall be entitled to recover from Tenant: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment approximately caused by the Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Lease Term. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent (1%). If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Landlord may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 12.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Tenant under the unlawful detainer statute shall also constitute the notice required by Paragraph 12.1. In such case, the applicable grace period required by Paragraph 12.1 and the unlawful detainer statute shall run concurrently, and the failure of Tenant to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Default of this Lease entitling Landlord to the remedies provided for in this Lease and/or by said statute.

          (b) Continue the Lease and Tenant's right to possession and recover the Rent as it becomes due, in which event Tenant may sublet or assign this Lease, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord's interests, shall not constitute a termination of the Tenant's right to possession.

          (c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Tenant's right to possession shall not relieve Tenant from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Term hereof or by reason of Tenant's occupancy of the Premises.

     12.3 Late Charges. Tenant hereby acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by any Lender. Accordingly, if any Rent shall not be received by Landlord within five (5) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a one-time late charge equal to ten percent (10%) of each such overdue amount. The parties hereby agree

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that such late charge represents a fair and reasonable estimate of the costs
Landlord will incur by reason of such late payment. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's Default with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Landlord's option, become due and payable quarterly in advance.

     12.4 Interest. Any monetary payment due Landlord hereunder, other than late charges, not received by Landlord when due shall bear interest at the highest interest rate allowable by law from the date due until paid in full. Interest is payable in addition to the potential late charge provided for in Paragraph 12.3.

     12.5 Breach by Landlord. Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord. For purposes of this Paragraph, a reasonable time shall in no event be less than thirty (30) days after receipt by Landlord, and any Lender whose name and address shall have been furnished Tenant in writing for such purpose, of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be in breach if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

13. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively "Condemnation"), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than twenty-five percent (25%) of any Building, or more than thirty-three and one-third percent (33-1/3%) of the land area not occupied by the Building, is taken by Condemnation, Tenant may, at Tenant's option, to be exercised in writing within ten (10) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Tenant shall be entitled to any compensation for Tenant's relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Tenant, for purposes of Condemnation only, shall be considered the property of the Tenant and Tenant shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Landlord shall repair any damage to the Premises caused by such Condemnation.

14. Broker. Tenant and Landlord each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Broker, if any) in connection with this Lease, and that no one other than said named Broker is entitled to any commission or finder's fee in connection herewith. Tenant and Landlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party, including any costs, expenses, attorneys' fees reasonably incurred with respect thereto. Payment of brokerage commissions will be addressed in a separate agreement between Landlord and Colliers International.

15.  Tenancy Statement/Estoppel Certificate.

     15.1 Tenant shall within ten (10) days after written notice from Landlord execute, acknowledge and deliver to Landlord an estoppel certificate in writing, in form similar to the then most current "Tenancy Statement" form published by the American Industrial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by Landlord. Any such statement by Tenant may be given by Landlord to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct. If Tenant does not deliver such statement to Landlord within

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such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (a) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (b) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (c) that not more than one (1) month's Base Rent or other charges have been paid in advance; (d) and that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

     15.2 If Landlord desires to finance, refinance, or sell the Premises, or any part thereof, Tenant and all guarantors shall deliver to any potential lender or purchaser designated by Landlord Tenant's most recently released financial statements as may be reasonably required by such lender or purchaser including but not limited to Tenant's financial statements for the past three
(3) years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

16. Definition of Landlord. The term "Landlord" as used herein shall mean the owner or owners of the fee title to the Premises at the time in question. In the event of a transfer of Landlord's title or interest in the Premises or this Lease, Landlord shall deliver to the transferee or assignee (in cash or by credit) any unused security deposit held by Landlord. Upon such transfer or assignment and delivery of the security deposit, as aforesaid, the prior Landlord shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Landlord. Subject to the foregoing the obligations and/or covenants in this Lease to be performed by the Landlord shall be binding only upon the Landlord as hereinabove defined.

17. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

18. Days. Unless otherwise specifically indicated to the contrary, the word "days" as used in this Lease shall mean and refer to calendar days.

19. Limitation on Liability. The obligations of Landlord under this Lease shall not constitute personal obligations of Landlord, the individual partners of Landlord or its or their individual partners, directors, officers or shareholders, and Tenant shall look to the Premises, and to no other assets of Landlord, for the satisfaction of any liability of Landlord with respect to this Lease, and shall not seek recourse against Landlord or the individual partners of Landlord, or its or their individual partners, directors, officers or shareholders, or any of their personal assets for such satisfaction.

20. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

21. No Prior or Other Agreements. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

22.  Notices.

     22.1 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 22. The addresses noted in Paragraph 1 hereof shall be that Party's address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice. A copy of all notices to Landlord shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate in writing.

     22.2 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier. Notices transmitted by facsimile transmission or similar means shall be deemed

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delivered upon telephone confirmation of receipt, provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

23. Waivers. No waiver by Landlord of any Default hereunder by Tenant shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default by Tenant of the same or of any other term, covenant or condition hereof. Landlord's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord's consent to, or approval of, any subsequent or similar act by Tenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Landlord shall not be a waiver of any Default by Tenant. Any payment by Tenant may be accepted by Landlord on account of moneys or damages due Landlord, notwithstanding any qualifying statements or conditions made by Tenant in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Landlord at or before the time of deposit of such payment.

24. Recording. This Lease shall not be recorded without the prior consent of Landlord.

25. No Right To Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Tenant holds over, then the Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent applicable during the month immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Landlord to any holding over by Tenant.

26. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

27. Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.

28. Binding Effect; Choice of Law. This Lease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State of California. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

29.  Subordination; Attornment; Non-Disturbance.

     29.1 Subordination. This Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, "Security Device"), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Tenant agrees that the holders of any such Security Devices shall have no liability or obligation to perform any of the obligations of Landlord under this Lease. Any lender may elect to have this Lease superior to the lien of its security device by giving written notice thereof to Tenant, whereupon this Lease shall be deemed prior to such security device, notwithstanding the relative dates of the documentation or recordation thereof. A condition precedent to the subordination herein and to the execution of any future instrument of subordination is that Landlord shall obtain for the benefit of Tenant a non-disturbance and attornment agreement from the lender in whose favor the subordination is given. Tenant shall promptly execute any non-disturbance agreement submitted to Tenant by Landlord which meets with the requirements of Paragraph 29.3.

     29.2 Attornment. Subject to the non-disturbance provisions of Paragraph 29.3, Tenant agrees to attorn to a lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a security device, and that in the event of such foreclosure, such new owner shall not: (a) be liable for any act or omission of any prior Landlord or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Tenant might have against any prior Landlord, or (c) be bound by prepayment of more than one (1) month's rent.

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     29.3 Non-Disturbance. With respect to security devices entered into by
Landlord after the execution of this Lease, Tenant's subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a "Non-Disturbance Agreement") from the lender which Non-Disturbance Agreement provides that Tenant's possession of the Premises, and this Lease, including any option to extend the term hereof, will not be disturbed so long as Tenant is not in Default hereof and attorns to the record owner of the Premises. Further, within sixty (60) days after the execution of this Lease, Landlord shall use its commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of any pre-existing security device which is secured by the Premises. In the event that Landlord is unable to provide the Non-Disturbance Agreement within said sixty (60) days, then Tenant may, at Tenant's option, directly contact Landlord's lender and attempt to negotiate for the execution and delivery of a Non-Disturbance Agreement.

     29.4 Self-Executing. The agreements contained in this Paragraph 29 shall be effective without the execution of any further documents; provided, however, that, upon written request from Landlord or a lender in connection with a sale, financing or refinancing of the Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

30. Attorneys' Fees. If any party brings an action or proceeding to enforce or interpret the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, "Prevailing Party" shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred. In addition, Landlord shall be entitled to attorneys' fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default.

31. Landlord's Access; Showing Premises; Repairs. Landlord and Landlord's agents shall have the right to enter the Premises at any time, in the case of an emergency in which case Landlord or Landlord's agents may have immediate access, and otherwise at reasonable times following reasonable prior notice to Tenant for the purpose of showing the same to prospective purchasers, lenders, or Tenants, and making such alterations, repairs, improvements or additions to the Premises as Landlord may deem necessary. Landlord shall use reasonable efforts to avoid unreasonable interference with Tenant's permitted use of the Premises. All such activities shall be without abatement of rent or liability to Tenant. Landlord may at any time place on the Premises any ordinary "For Sale" signs and Landlord may during the last six (6) months of the Term hereof place on the Premises any ordinary "For Lease" signs.

32. Auctions. Tenant shall not conduct, nor permit to be conducted, any auction upon the Premises without Landlord's prior written consent. Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

33. Signs. No signs, picture, placard, advertisement, notice, lettering, direction or handbill shall be exhibited, distributed, painted, installed, displayed, inscribed, placed or affixed by any Tenant on any part of the exterior of Premises or the interior of the Premises which is visible from the exterior of the Premises, the Building or the Property without the prior consent of Landlord, which may be withheld in Landlord's reasonable discretion. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge the expense incurred in such removal to the Tenant violating this rule. Interior signs on doors shall be inscribed, painted or affixed for each Tenant by the Landlord at Tenant's expense, and shall be of a size, color and style acceptable to the Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord's building standard sign on the corridor door, applied and installed by Landlord. Notwithstanding the foregoing, Tenant shall be permitted to place one (1) building sign and one (1) monument sign on the Property at Tenant's sole cost and expense upon receipt of Landlord's prior written consent which shall not be unreasonable withheld. All signs must comply with all Applicable Requirements and Tenant shall be solely responsible for such compliance at Tenant's sole cost and expense.

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34.  Termination; Merger. Unless specifically stated otherwise in writing by
Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for a Default by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Landlord may elect to continue any one or all existing subtenancies. Landlord's failure within ten (10) days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Landlord's election to have such event constitute the termination of such interest.

35. Consents. Whenever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord's consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to specific performance but not to monetary damages for such failure. Landlord's actual reasonable costs and expenses (including but not limited to architects', attorneys', engineers' and other consultants' fees) incurred in the consideration of, or response to, a request by Tenant for any Landlord consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Materials, shall be paid by Tenant upon receipt of an invoice and supporting documentation therefor. Landlord's consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default by Tenant of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default, except as may be otherwise specifically stated in writing by Landlord at the time of such consent. The failure to specify herein any particular condition to Landlord's consent shall not preclude the imposition by Landlord at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within ten (10) business days following such request. The review and/or approval by Landlord of any item to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits hereto shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord's interest in the Property under this Lease, and no third parties, including Tenant or the representatives and visitors or Tenant or any person or entity claiming by, through or under Tenant, shall have any rights hereunder.

36. Quiet Possession. Subject to payment by Tenant of the Rent and performance of all of the covenants, conditions and provisions on Tenant's part to be observed and performed under this Lease, Tenant shall have quiet possession and quiet enjoyment of the Premises during the Term hereof.

37. Security Measures. Tenant hereby acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents and invitees and their property from the acts of third parties.

38. Reservations. Landlord reserves to itself the right, from time to time, to grant, without the consent or joinder of Tenant, such easements, rights and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easement rights, dedication, map or restrictions.

39. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay.

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40.  Authority. If either party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each party shall, within thirty (30) days after request, deliver to the other party satisfactory evidence of such authority.

41. Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

42. Other. Preparation of this Lease by either party or their agent and submission of same to the other party shall not be deemed an offer to lease to the other party. This Lease is not intended to be binding until executed and delivered by all parties hereto.

43. Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification. As long as they do not materially change Tenant's obligations hereunder, Tenant agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

44. Multiple Parties. If more than one person or entity is named herein as Tenant, such multiple Parties shall have joint and several responsibility to comply with the terms of this Lease.

45. Mortgagee Protection. Tenant agrees to give any holder of a Security Device covering any part of the Premises ("Mortgagee"), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice, Landlord has been notified in writing (by way of notice of assignment of rents and leases or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty
(30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its Security Device, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

46. Landlord's Liability. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord's interest in the Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord's stockholders, directors, officers or partners on account of any of Landlord's obligations or actions under this Lease.

47. Parking. Tenant shall be entitled to one hundred six (106) vehicle parking spaces, unreserved and unassigned, on those portions of the Common Areas designated by Landlord for parking as depicted in Exhibit D attached hereto. Tenant shall not use more parking spaces than said number. Said parking spaces shall be used only for parking by vehicles no larger than full size passenger automobiles or pick-up trucks, herein called "Permitted Size Vehicles." Vehicles other than Permitted Size Vehicles are herein referred to as "Oversized Vehicles". Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities as described in this Paragraph 47 above, then Landlord shall have the right, without notice, in addition to other such rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Tenant. Landlord shall maintain and operate, or cause to be maintained and operated, the Parking Facility. Facility or the Adjacent Parking Facility, as appropriate, either by allocating different parking spaces to Tenant, re-striping the parking areas within the Parking Facility or the Adjacent Parking Facility or by any other reasonable means.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as this ___ day of May, 2000.

  TENANT:                                              LANDLORD:

  THERMA-WAVE, INC., a Delaware corporation            MINOS MANAGEMENT, INC., a
                                                    Delaware corporation


By: __________________________                      By: _______________________
Name:  Ray Christie                                 Name: _____________________
Title: Vice President, Chief Financial Officer and Title: ____________________ Secretary

                                   Exhibit A

                         Description of Real Property

                                   Exhibit B

                              TENANT WORK LETTER
                              ------------------

          In consideration of the mutual covenants contained in the Lease, of which this Exhibit B is a part, Tenant and Landlord agree that the Premises shall be improved as hereinafter set forth.

          1.   General. The purpose of this Agreement is to set forth how the
               -------
interior improvements in the Premises as set forth on the Construction Documents, as defined below in Section 3(f) ("Tenant Improvements"), are to be designed and constructed, who will be responsible for the design and construction of the Tenant Improvements, who will pay for the design and construction of the Tenant Improvements, and the time schedule for completion of the design and construction of the Tenant Improvements. Except as defined in this Agreement to the contrary, all terms utilized in this Agreement shall have the same meaning as the defined terms in the Lease. All provisions of the Lease, except where clearly inconsistent or inapplicable to this Agreement, are hereby incorporated into this Agreement. Except for the Tenant Improvements to be constructed pursuant to this Agreement, Tenant accepts the Premises in its "as-is" condition and acknowledges that it has had an opportunity to inspect the Premises prior to signing the Lease. Landlord acknowledges that the Tenant Improvements shall include, without limitation, seven (7) Class 1000 clean training rooms and each clean training room shall require the following: three
(3) roof mounted cooling only packaged air conditioning units, four (4) roof mounted utility exhaust fans, one (1) roof mounted packaged gas/electric air conditioning unit for the cubicle outlet, one vacuum pump of 160 horsepower, one
(1) compressor with dryer of thirty horsepower, one (1) two hundred (200) gallon tank and one (1) house vacuum, the exact specifications of each of the foregoing to be detailed on the Final Plans. Landlord further acknowledges that the Tenant Improvements will include structural reinforcement of the roof of the Building to accommodate the added HVAC equipment, a catwalk above the training cleaning rooms for servicing the equipment and provision to plumb the labs for nitrogen, vacuum and compressed air, all as also to be detailed in the Final Plans.

          2.   Commencement Date. The Commencement Date shall be determined in
               -----------------
accordance with Section 2.3 of the Lease.

          3.   Tenant Improvement Allowance Plans.
               ----------------------------------

            (a)  Base Building Plans. Landlord has submitted Building plans and
                 -------------------
     specifications ("Base Building Plans") to the Tenant and Tenant stipulates that such Base Building Plans together with additional information Tenant has received and/or developed are sufficient to allow the Designer to prepare Space Plans, Preliminary Plans and Final Plans as defined below. Tenant in designing its Tenant Improvements must use materials which are equal to or better than Building standard as reasonably determined by Landlord.

            (b)  Tenant's Designer. Tenant shall retain a designer approved by
                 -----------------
     Landlord in its reasonable discretion ("Designer") to prepare plans and specifications for the Tenant Improvements. The Designer shall be familiar with the Building, the Base Building Plans and with all applicable laws, statutes, codes, rules and regulations (collectively, "Laws") applicable to tenant construction in the Building and shall be subject to the approval of Landlord, which approval will not be unreasonably withheld or delayed and shall be conditioned on the Designer's reputation for quality of work, timeliness of performance, integrity, and Landlord's prior experience (if any) with such Designer.

            (c)  Approval of Plans and Specification. Tenant shall deliver the
                 -----------------------------------
     plans and specifications to Landlord for review and approval. Such plans shall (i) comply with all applicable Laws, (ii) be capable of logical measurement and construction, (iii) identify all demising walls, corridors, entrances, exits, doors, interior partitions, offices, work stations, conference rooms, computer rooms, mini-service kitchens (if any) and reception areas, and (iv) contain all such information as may be required to show locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, light fixtures and related power, and electrical and telephone switches, B.T.U. calculations, electrical requirements and special electrical receptacle requirements. Landlord shall approve or disapprove, for reasonable reasons and subject to the

     Approval Criteria. Landlord shall approve or disapprove, for reasonable reasons and subject to the Approval Criteria as defined in Section 3(f) below, the plans and specification within three (3) business days after Landlord receives such plans and, if disapproved, Landlord shall return the plans to Tenant, who shall make all necessary revisions as soon as practical after Tenant's receipt thereof. This procedure shall be repeated until Landlord ultimately approves the plans.

            (d)  Engineering Plans. Tenant shall select a qualified company (or
                 -----------------
     companies) reasonably acceptable to Landlord ("Engineer") to prepare all mechanical, electrical, plumbing, structural and engineering drawings (collectively, "Engineering Plans") based entirely on the approved plans. The Engineering Plans shall be submitted by Tenant to Landlord for approval. Landlord shall approve or disapprove, for reasonable reasons, the Engineering Plans within five (5) business days after Landlord receives the Engineering Plans and, if disapproved, return the Engineering Plans to Tenant who shall make all necessary revisions as soon as practicable after Tenant's receipt thereof. This procedure shall be repeated until Landlord ultimately approves the Engineering Plans.

          (e)    Construction Documents. After the Engineering Plans are
                 ----------------------
     ultimately approved by Landlord, Tenant shall cause the Designer to prepare a fully coordinated and engineered set of architectural, structural, mechanical, electrical and plumbing final plans and specifications ("Final Plans") to allow for the full and complete construction of the Tenant Improvements. Tenant shall then deliver the Final Plans to Landlord and Landlord shall approve or disapprove, for reasonable reasons and subject to the Approval Criteria, the Final Plans within three (3) business days after Landlord receives the Final Plans and, if disapproved, Landlord shall return the Final Plans to Tenant who shall make all necessary revisions as soon as practicable after Tenant's receipt thereof. This procedure shall be repeated until Landlord ultimately approves the Final Plans. As approved, the Final Plans, as modified, shall be deemed the "Construction Documents." Any and all costs incurred by Tenant in connection with the preparation, review and approval of the plans and specifications, the Engineering Plans and the Final Plans shall be deducted from the Tenant Improvement Allowance set forth below in Section 6(a). All deliveries shall be delivered by messenger service, by personal hand delivery or by overnight parcel service.

            (f)  Standards for Landlord's Approval. Landlord's criteria for
                 ---------------------------------
     approvals shall be based on reasonable criteria established from time to time by Landlord and communicated by three (3) business days' notice to Tenant, but Landlord will be deemed to have acted reasonably if Landlord's disapproval is predicated upon (i) affect on the structural integrity of the Building, (ii) possible damage to the Building's mechanical, electrical, plumbing and HVAC systems, (iii) non-compliance with applicable laws, codes and regulations, (iv) incompatibility with the Base Building Plans, (v) failure to use Building standard materials, and (vi) affect on the exterior appearance of the Building or any of the Building's common areas ("Approved Criteria"). While Landlord has the right to approve the plans and specification, Engineering Plans and the Final Plans, Landlord's sole interest in doing so is to protect the Building and Landlord's interests. Accordingly, Tenant shall not rely upon Landlord's approvals and Landlord shall not be the guarantor of, nor responsible for, the correctness or accuracy of any such plans and specifications, Engineering Plans or Final Plans, or the compliance thereof with applicable Laws, and Landlord shall incur no liability of any kind by reason of granting such approvals.

       4.  Permits. Tenant shall be responsible for obtaining all governmental
           -------
approvals of the Construction Documents to the full extent necessary for the issuance of a building permit for the Tenant Improvements based upon such Construction Documents. Thereafter, Tenant shall also cause to be obtained all other necessary approvals and permits from all governmental agencies having authority over the construction and installation of the Tenant Improvements in accordance with the approved Construction Documents and shall undertake all steps necessary to insure that the construction of the Tenant Improvements is accomplished in strict compliance with all Laws applicable to such construction and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Premises pursuant to the Lease.

       5.  Construction. Tenant shall employ an outside contractor or
           ------------
contractors of Tenant's choice and duly licensed in the State of California, but subject to Landlord's reasonable approval ("Contractor") to construct the Tenant Improvements in substantial conformance with the Construction Documents; provided, however, that the construction contracts between Tenant and Contractor and Tenant's subcontractors shall provide for progress payments, Tenant shall pay for the entire cost of design and construction of the Tenant Improvements and all permits, review and approval fees in connection therewith, in excess of the Tenant Improvement Allowance and Landlord shall be provided with a copy of all such contracts for its files prior to commencement of construction. Contractor and the performance of the work shall be subject to the following conditions:

     (a) Contractor shall be duly licensed and subject to Landlord's prior written approval, which approval shall not be unreasonably withheld and shall be conditioned on the Contractor's reputation for quality of work, timeliness of performance, integrity and Landlord's prior experience (if any) with such Contractor.

     (b) Landlord or Landlord's agents shall have the right to inspect the construction of the Tenant Improvements by Tenant during the progress thereof, it being the intent of the parties hereto that Landlord shall be reasonable in its inspection of the construction of the Tenant Improvements and that Landlord shall recognize, to the extent commercially reasonable and practicable, the necessity of field changes based on field conditions. If Landlord shall give notice of faulty construction or any other deviation from the Construction Documents, Tenant shall cause Contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike construction and improvements erected in accordance with the Construction Documents.

     (c) Tenant shall cause the Contractor to commence to construct the Tenant Improvements as soon as possible following Landlord's approval of the Construction Documents and instruct the Contractor to cause the Tenant Improvements to be completed as soon as reasonably possible.

     (d) Tenant's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Construction Drawings and (ii) Tenant shall abide by all reasonable rules made by Landlord with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

     (e) Tenant hereby indemnifies and holds Landlord harmless with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Contractor, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements. Such indemnity by Tenant, as set forth above, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

     (f) Tenant's Contractor and the subcontractors utilized by Tenant's Contractor shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one
(1) year from the date of completion thereof. Each of Tenant's Contractor and the subcontractors utilized by Tenant's Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

     6.   Tenant Improvement Allowance.
          ----------------------------

     (a)  Tenant Improvement Allowance. Landlord will pay $84,930 ("Tenant
          ----------------------------
Improvement Allowance")
toward the cost of the design, construction and permitting of the Tenant Improvements. Landlord will make payments to Tenant's Contractor and/or subcontractors from the Tenant Improvement Allowance only in progress payments not more frequently than once per month and only after receipt by Landlord of conditional mechanics' lien releases for the then-current request, unconditional mechanics' lien releases for the immediately preceding request and all appropriate bills and other supporting documentation (which mechanics' lien releases shall, at Landlord's option, be executed by subcontractors, labor suppliers and materialmen, as reasonably determined by Landlord, in addition to Contractor). Landlord shall also withhold ten percent (10%) of the Tenant Improvement Allowance until the lien-free expiration of the time for the filing of any mechanics' liens claimed or which might be filed on account of any work ordered by Tenant or Contractor or any subcontractor of Tenant. Any retention required under Tenant's contract with Contractor shall be included within the ten percent (10%) retention provided for herein. In the event the cost of the design and construction of the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall pay such excess cost directly to the Contractor and shall simultaneously provide Landlord with evidence of such payment to the Contractor.

     (b)  Tenant Improvement Allowance Items. Except as otherwise set forth
          ----------------------------------
in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"): (i) payment of the fees of the "Architect" and the "Engineers" in connection with the preparation and review of the Construction Drawings, (ii) payment of plan check, permit and license fees relating to construction of the Tenant Improvements, (iii) cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions, (iv) cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on any unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith, (v) cost of any changes to the Construction Drawing or Tenant Improvements required by all applicable building codes, and (vi) cost of Landlord's fee pursuant to Section 6(e) below. The parties agree that signage, furniture costs, any third party consulting services or contracting fees other than as permitted in subsection 6(b)(i) herein and telecommunications/cabling costs shall be specifically excluded from Tenant Improvement Allowance Items.

     (c)  Change Orders. In the event that Tenant requests or approves of any
          -------------
changes to the Construction Documents, the cost of which exceed five percent (5%) of the cost of the Tenant Improvements (each, a "Change Order"), Landlord shall not unreasonably withhold its consent to any such Change Order, but subject to the Approval Criteria listed above. If such Change Orders, as approved by Landlord, increase the cost of constructing the Tenant Improvements as shown on the Construction Documents in excess of the Tenant Improvement Allowance, Tenant shall pay such increased costs in accordance with the provisions of Section 6(a) above.

     (d)  Construction Materials. Tenant will utilize, for the construction of
          ----------------------
the Tenant Improvements, the items and materials designated in the Construction Documents and equal to or better than Building standard.

     7.   Landlord Delays.
          ---------------

     (a) The term "Landlord Delays," as such term may be used in the Lease or in this Agreement, shall mean any delays in the completion of the Tenant Improvements which are due to any act or omission of Landlord (wrongful, negligent or otherwise), its agents or contractors (including acts or omissions while acting as agent or contractor for Tenant). Landlord Delays shall include, but shall not be limited to: (i) delays in the giving of authorizations or approvals by Landlord, (ii) delays due to the acts or failures to act, whether willful, negligent or otherwise, of Landlord, its agents or contractors, where such acts or failures to act delay the completion of the Tenant Improvements, provided that Tenant acts in a commercially reasonable manner to mitigate any such delay, (iii) delays due to the interference of Landlord, its agents or contractors with the completion of the Tenant Improvements or the failure or refusal of any party thereof to permit Tenant, its agents and contractors, access to and use of the Building or any Building facilities or services, including loading docks, which access and use are required for the orderly and continuous performance of the work necessary to complete the Tenant Improvements, and (iv) delays due to Landlord's failure to allow Tenant sufficient access to the Building and/or the Premises during Tenant's move into the Premises.

     (b) Landlord Delays shall only delay the Commencement Date in the event that substantial completion of the Tenant Improvements is delayed despite Tenant's reasonable efforts to adapt and compensate for such delays. In addition, no Landlord Delay shall be deemed to have occurred unless Tenant has provided notice, in compliance with the Lease, to Landlord specifying that a delay shall be deemed to have-occurred because of actions, inaction or circumstances specified in the notice in reasonable detail. If such actions, inaction or circumstances are not cured by Landlord within one (1) business day of receipt of such notice ("Count Date"), and if such actions, inaction or circumstances otherwise qualify as a Landlord Delay, then a Landlord Delay shall be deemed to have occurred commencing as of the Count Date.

     8.   Default. Any default by Tenant under the terms of this Agreement
          -------
which is not cured within the applicable cure period, if any, shall constitute a default under the Lease to which this Agreement is attached, and shall entitle Landlord to exercise all remedies set forth in the Lease. Tenant shall have any and all rights to remedy such default pursuant to the provisions of the Lease.

     9.   Reasonable Diligence. Both Landlord and Tenant agree to use reasonable
          --------------------
diligence in performing all of their respective obligations and duties under this Agreement and in proceeding with the construction and completion of the Tenant Improvements in the Premises.

     10.  Insurance Requirements.
          ----------------------

     (a)  General Coverages. All of Tenant's Contractors shall carry worker's
          -----------------
compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant pursuant to the Lease.

     (b)  Special Coverages. Tenant shall carry "Builder's All Risk"
          -----------------
insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Contractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

     (c)  General Terms. Certificates for all insurance carried pursuant to
          -------------
this Work Letter must comply with the requirements of the Lease and shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Contractors shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 10 shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor. All insurance, except Workers' Compensation, maintained by Tenant's Contractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

     11.  Notice of Completion; Copy of Record Set of Plans. Within ten (10)
          -------------------------------------------------
days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of Alameda County in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Designer and Contractor (a) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (b) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (c) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

                                   Exhibit C

                         Notice of Lease Commencement



                                                         Date:__________________
To:


Re: Lease dated _________________, 2000 between Minos Management, Inc., a Delaware corporation, Landlord, and Therma-Wave, Inc., a Delaware corporation, Tenant, concerning 48500 Kato Road, Fremont, California.

Gentlemen:
               In accordance with the subject Lease, we wish to advise and/or confirm as follows:

               1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the subject Lease, and that there is no deficiency in construction.

               2. That the Tenant has possession of the subject Premises and acknowledges that under the provisions of the subject Lease, the Term of said Lease commenced as of __________________ for a term of _________________, ending on __________________.

               3. That in accordance with the subject Lease, rental commenced to accrue on ____________________.

               4. If the Commencement Date of the subject Lease is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

               5. Rent is due and payable in advance on the first day of each and every month during the term of said Lease. Your rent checks should be made payable to ______________ at _______________________________________.


                                 MINOS MANAGEMENT, INC., a Delaware corporation

                                 By:_____________________________________
                                 Its:____________________________________
                                 Date Executed:__________________________

AGREED AND ACCEPTED:

THERMA-WAVE, INC., a Delaware

By: ________________________
Its: _______________________
Date Executed: _____________
                  (Tenant)

                                   Exhibit D

                      Depiction of Tenant's Parking Area

                                   Exhibit E

                              Hazardous Materials

                         48500 Kato Road Chemical List

The chemicals and quantities listed below are the most that we will have on the premises at any one time. Although we do not anticipate any waste at this facility, we will have the appropriate waste containers available for waste removal by Onyx Environmental Services.

                                                                                    Training Department
               Chemical                                Quantity
               --------                                --------
               Acetone                                 1 gallon container
               Isopropyl Alcohol                       1 gallon container
               Methanol                                1 gallon container
               Isoflex Topas NB5051   (lubricant)      6 small tubes
               Nye Flouroether Grease                  2 quarts
               High Vacuum Grease                      2 quarts
               Compressed Liquid Nitrogen              450 liters
               (cylinders secured outside in
               equipment pad area)

                                                                                    Logistics Repair Center
               Chemical                                Quantity
               --------                                --------
               Reactivator (ink)                       1 gallon
               Propanol                                1 gallon
               Acetone                                 1 gallon
               Deionized water                         1 gallon
               Soldering Flux                          1 quart
               Methylene Chloride (cleaner)            1 quart
               Scotch-Grip #3 Solvent                  1 quart
               Touch-up paint                          1 quart

An extra section break has been inserted above this paragraph. Do not delete this section break if you plan to add text after the Table of Contents/Authorities. Deleting this break will cause Table of Contents/Authorities headers and footers to appear on any pages following the Table of Contents/Authorities.

                               TABLE OF CONTENTS

1.   DEFINITIONS AND BASIC PROVISIONS.....................................................   1

2.   PREMISES.............................................................................   2

      2.1    Letting......................................................................   2

      2.2    Common Area..................................................................   2

      2.3    Condition of Premises........................................................   4

3.   TERM.................................................................................   4

      3.1    Commencement Date............................................................   4

      3.2    Notice of Commencement Date..................................................   5

      3.3    Term of Lease................................................................   5

      3.4    Option to Extend.............................................................   5

      4.1    Rent Defined.................................................................   7

      4.2    Payment......................................................................   7

      4.3    Adjustment to Base Rent......................................................   7

      4.4    Operating Expenses...........................................................   7

      4.5    Security Deposit.............................................................   9

5.   USE; HAZARDOUS MATERIALS; COMPLIANCE WITH LAWS; INSPECTION...........................  10

      5.1    Use..........................................................................  10

      5.2    Hazardous Materials..........................................................  10

      5.3    Tenant's Compliance with Applicable Requirements.............................  15

      5.4    Inspection...................................................................  16

6.   MAINTENANCE; REPAIRS, UTILITY INSTALLATIONS; TRADE FIXTURES AND ALTERATIONS..........  16

      6.1    Tenant's Obligations.........................................................  16

      6.2    Landlord's Obligations.......................................................  17

      6.3    Utility Installations; Trade Fixtures; Alterations...........................  18

      6.4    Ownership; Removal; Surrender; and Restoration...............................  19

7.   INSURANCE; INDEMNITY................................................................   20

      7.1    Tenant's Insurance...........................................................  20

      7.2    Premises Insurance...........................................................  20

      7.3    Increased Coverage...........................................................  21

      7.4    Coinsurer....................................................................  21

      7.5    Insurance Requirements.......................................................  21

      7.6    Waiver of Subrogation........................................................  22

      7.7    Indemnity....................................................................  22

      7.8    Exemption of Landlord from Liability.........................................  22

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
8.   DAMAGE OR DESTRUCTION.............................................................  22

      8.1    Definitions...............................................................  22

      8.2    Partial Damage - Insured Loss.............................................  23

      8.3    Partial Damage - Uninsured Loss...........................................  24

      8.4    Total Destruction.........................................................  24

      8.5    Damage Near End of Term...................................................  24

      8.6    Abatement of Rent.........................................................  24

      8.7    Termination-Advance Payments..............................................  25

      8.8    Waiver of Statutes........................................................  25

      8.9    Tenant's Termination Right................................................  25

9.   TAXES.............................................................................  25

      9.1    Definition of "Real Property Taxes".......................................  25

      9.2    Payment of Real Property Taxes............................................  25

      9.3    Personal Property Taxes...................................................  25

10.  UTILITIES.........................................................................  25

11.  ASSIGNMENT AND SUBLETTING.........................................................  26

      11.1    Landlord's Consent Required..............................................  26

      11.2    Terms and Conditions Applicable to Assignment and Subletting.............  26

      11.3    Additional Terms and Conditions Applicable to Subletting.................  27

12.  DEFAULT; REMEDIES.................................................................  28

      12.1    Default..................................................................  28

      12.2    Remedies.................................................................  29

      12.3    Late Charges.............................................................  30

      12.4    Interest.................................................................  31

      12.5    Breach by Landlord.......................................................  31

13.  CONDEMNATION......................................................................  31

14.  BROKER............................................................................  31

15.  TENANCY STATEMENT/ESTOPPEL CERTIFICATE............................................  32

16.  DEFINITION OF LANDLORD............................................................  32

17.  SEVERABILITY......................................................................  32

18.  DAYS..............................................................................  33

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
19.  LIMITATION ON LIABILITY............................................................. 33

20.  TIME OF ESSENCE..................................................................... 33

21.  NO PRIOR OR OTHER AGREEMENTS........................................................ 33

22.  NOTICES............................................................................. 33

       22.1   Notice Requirements........................................................ 33

       22.2   Date of Notice............................................................. 33

23.  WAIVERS............................................................................. 33

24.  RECORDING........................................................................... 34

25.  NO RIGHT TO HOLDOVER................................................................ 34

26.  CUMULATIVE REMEDIES................................................................. 34

27.  COVENANTS AND CONDITIONS; CONSTRUCTION OF AGREEMENT................................. 34

28.  BINDING EFFECT; CHOICE OF LAW....................................................... 34

29.  SUBORDINATION; ATTORNMENT; NON-DISTURBANCE.......................................... 34

       29.1   Subordination.............................................................. 34

       29.2   Attornment................................................................. 35

       29.3   Non-Disturbance............................................................ 35

       29.4   Self-Executing............................................................. 35

30.  ATTORNEYS' FEES..................................................................... 35

31.  LANDLORD'S ACCESS; SHOWING PREMISES; REPAIRS........................................ 35

32.  AUCTIONS............................................................................ 36

33.  SIGNS............................................................................... 36

34.  TERMINATION; MERGER................................................................. 36

35.  CONSENTS............................................................................ 36

36.  QUIET POSSESSION.................................................................... 37

37.  SECURITY MEASURES................................................................... 37

38.  RESERVATIONS........................................................................ 37

39.  PERFORMANCE UNDER PROTEST........................................................... 37

40.  AUTHORITY........................................................................... 38

41.  CONFLICT............................................................................ 38

42.  OTHER............................................................................... 38

43.  AMENDMENTS.......................................................................... 38

44.  MULTIPLE PARTIES.................................................................... 38

45.  MORTGAGEE PROTECTION................................................................ 38

46.  LANDLORD'S LIABILITY................................................................ 38

47.  PARKING............................................................................. 38

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